                                                                      EXHIBIT 21




                         Subsidiaries of the Registrant


                                                                 State of              Percentage
                                                                 Incorporation         Ownership
Pinnacle Bank(1)                                                 Alabama               100%
First General Service(s) Corporation(2)                          Alabama               100%
First General Ventures Corporation(2)                            Alabama               100%

Affiliate
---------
First General Lending Corporation
   (accounted for on the cost method)(2)                         Alabama               40%

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(1)  Subsidiary of the Registrant.
(2)  Subsidiary of Pinnacle Bank.